Exhibit 10.1

same instrument. A signature made on a faxed or electronic copy of the Agreement, or a signature transmitted by facsimile or email shall have the same effect as an original signature. PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF KNOWN AND UNKNOWN CLAIMS. IN WITNESS WHEREOF, and intending to be legally bound thereby, the Parties have set their hands and seals by and through their authorized representatives as indicated below. V2X, Inc. Kenneth Shreves Jeremy Nance Date Date Page 115 9/3/25 /s/ Jeremy Nance /s/ Kenneth Shreves 9/2/25

Appendix A In conjunction with the Separation Agreement and General Release of Claim dated August 1, 2025 ("Release") such Release contains a Non-Compete provision, ("Non-Compete"), which may restrict your options for future employment. A copy of that provision is included in the Release which has been delivered to you. By your signature below you acknowledge receipt of this memor ndum. By signing below you are not agreeing to the Rele';"'' Signed: Kenneth Shreves Dated: Page 116 /s/ Kenneth Shreves 8/19/25

Appendix B. In furtherance of the Separation Agreement and General Release, the parties agree that, notwithstanding what is set forth above in the Agreement: 1. Regardless of whether or not I sign this Release, nothing in any Company agreement, policy, or practice, including this Release limits my ability to disclosure or discuss, either orally or in writing, any alleged discriminatory or unfair employment practice; 2. The confidentiality obligation in this Agreement and any other reference that could be considered a nondisclosure provision applies equally to all parties to the release; 3. Nothing in this Agreement including any nondisclosure provision restrains me from disclosing the underlying facts of any alleged discriminatory or unfair employment practice; a. Including disclosing the existence and terms of a settlement agreement, to my immediate family members, religious advisor, medical or mental health provider, mental or behavioral health therapeutic support group, legal counsel, financial advisor, or tax preparer; b. to any local, state, or federal government agency for any reason including disclosing the existence and terms of a settlement agreement, without first notifying the employer; c. in response to legal process, such as a subpoena to testify at a deposition or in court, including disclosing the existence and terms of a settlement agreement, without first notifying the employer; and d. for all other purposes required by law; 4. the disclosure of underlying facts of any alleged discriminatory or unfair employment practice does not constitute disparagement; 5. if the employer disparages me to a third-party, the employer may not seek to enforce the nondisparagement or nondisclosure provisions of the Release or seek damages against me or any other party to the Release for violating those provisions, but all other remaining terms of the Release remain enforceable; 6. 7. Employee If the provision of this Appendix B and the Agreement conflict, the terms of this Appendix B shall apply; and The parties to this Agreement sign below attesting to compliance with Colo. Rev. Stat. (§)24-34-407(1). For the Employer Page 117 /s/ Jeremy Nance /s/ Kenneth Shreves